New Perspective Fund
September 30, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$254,294
Class B	$-
Class C	$-
Class F-1	$9,524
Class F-2	$27,673
Total	$291,491
Class 529-A	$9,636
Class 529-B	$-
Class 529-C	$-
Class 529-E	$272
Class 529-F-1	$560
Class R-1	$-
Class R-2	$-
Class R-2E	$11
Class R-3	$5,938
Class R-4	$11,934
Class R-5	$14,733
Class R-5E*	$-
Class R-6	$88,493
Total	$131,577
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.2601
Class B	$-
Class C	$-
Class F-1	$0.2465
Class F-2	$0.3455
Class 529-A	$0.2268
Class 529-B	$-
Class 529-C	$-
Class 529-E	$0.1358
Class 529-F-1	$0.3119
Class R-1	$-
Class R-2	$-
Class R-2E	$0.3714
Class R-3	$0.1332
Class R-4	$0.2445
Class R-5	$0.3593
Class R-5E	$0.3892
Class R-6	$0.3775
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	986,194
Class B	977
Class C	38,619
Class F-1	41,589
Class F-2	110,481
Total	1,177,860
Class 529-A	43,715
Class 529-B	168
Class 529-C	9,771
Class 529-E	2,027
Class 529-F-1	2,064
Class R-1	2,499
Class R-2	14,865
Class R-2E	681
Class R-3	43,751
Class R-4	49,112
Class R-5	39,387
Class R-5E	-
Class R-6	250,568
Total	458,608
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$37.41
Class B	$36.76
Class C	$35.98
Class F-1	$37.19
Class F-2	$37.38
Class 529-A	$37.01
Class 529-B	$36.29
Class 529-C	$35.92
Class 529-E	$36.62
Class 529-F-1	$36.98
Class R-1	$35.70
Class R-2	$36.03
Class R-2E	$37.01
Class R-3	$36.57
Class R-4	$36.94
Class R-5	$37.44
Class R-5E	$37.30
Class R-6	$37.51
* Amount less than one thousand